EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Third Quarter Financial Information

SPOKANE, Wash., Oct. 18, 2006 (PRIMEZONE) -- Randall L. Fewel, President & Chief Executive Officer of Northwest Bancorporation, Inc. (OTCBB:NBCT), the parent company of Inland Northwest Bank (the "Bank"), today announced third-quarter 2006 net income for the Company of $768,993. For the nine-months, year-to-date, net income for the Company is $2,024,718. Quarterly earnings increased $132,514 (21%) over results reported for the same quarter in 2005 and for the nine-months, year-to-date, net income increased $432,232 (27%). Current year, fully diluted earnings-per-share report at $0.34 and $0.90 for the third-quarter and the year-to-date, respectively. In 2005, for the same periods, earnings-per-share reported at $0.28, and $0.71. Annualized return on average assets for the nine-months, year-to-date 2006 reports at 1.04%, with return on average equity reporting at 11.95%.

Total assets for the Company were $275 million at the end of September, 2006, a $31 million increase (13%) when compared to total assets of $244 million reported on September 30, 2005.

Included in the Company's financial results is the excellent growth in earnings reported by the Bank. For the nine-months ending September 30, 2006, the Bank reported 29% higher net income than for the similar period last year ($2,161,194 compared to $1,679,803). The Bank reported net outstanding loans, including loans held for sale, of $209 million on September 30, 2006, a $24 million (13%) increase when compared with September 30, 2005. Deposits, after eliminating inter-company balances, were $210 million, $19 million higher (10%) than on September 30, 2005.

Mr. Fewel expressed satisfaction with the improvement in earnings, which he attributed primarily to an improvement in net interest income. On a pre-tax basis, net interest income for the year increased by approximately $1.5 million, with about 34% of the increase due to improved net interest margins and the remainder due to higher loan balances. While difficult to accurately predict, Fewel indicated that future improvement to net interest income would likely be exclusively reliant upon increases in loan balances, as the cost of deposits and other funding sources has increased to the point where additional significant improvement in the net interest margin is unlikely.

Non-interest income for the year is about 2% ($40 thousand) lower than it was in 2005; in addition to fees earned on the sale of mortgage loans, discussed below, lower account service charges were responsible for the drop. While the number of deposit accounts at the Bank has increased about 5% over the past year, several factors have contributed to lower income from account service charges, including the proliferation of free checking accounts and increased usage of online banking and debit cards. Non-interest expense, without employee costs, was $189 thousand (7%) higher than for the year-to-date 2005; most of the increase was in occupancy and other fixed asset costs and was related to expenses at branches added to the Bank's network in 2005 and 2006. Salaries and benefits were $527 thousand (16%) higher, primarily due to the addition of seven full-time equivalent employees over the past year. The increase in staff was, for the most part, in areas relating to commercial and mortgage loan production. Additional positions were occasioned by the opening of the Ruby branch in April; that branch will be absorbing the employees and customers of the Foothills branch, which is scheduled to close by year-end.

Because of significant growth in the loan portfolio, the Bank expensed $270 thousand to the provision for loan losses, compared to $234 thousand during the first nine months of 2005. Actual loan losses this year have been significantly below the amount added to the provision, with only $4 thousand in net charge-offs, year-to-date. By all measures, credit quality remains good, with past-due loans representing only 0.08% of the total loan portfolio and non-performing assets at 0.15%.

Fees earned on the sale of mortgage loans are running about 7% lower than they were in 2005; $452 thousand compared to $486 thousand in the first nine months of 2005. Mr. Fewel noted, however, that the Bank's mortgage department continues to contribute significantly to Bank earnings. Department earnings, including both permanent and construction lending, are up about $144 thousand this year, an improvement of 34%. "As with last year," Mr. Fewel said, "residential construction lending has become an important profit center for the Bank. Permanent mortgage lending, refinance and new home purchase loans are somewhat slower than last year, but construction lending has actually increased." Fewel noted that the bank hopes to improve income from the origination of permanent mortgage loans through the employment of additional mortgage loan officers. One new loan officer was added late in 2005 in the Bank's office in the Spokane Valley and another was added late in the third-quarter this year at the Bank's new Ruby Branch in Spokane.

Mr. Fewel indicated the Bank is optimistic that the economies of eastern Washington and north Idaho will remain robust for the foreseeable future and that, as a result, the Bank plans to continue to invest in upgrading current facilities and establishing new locations. In addition to the Hayden, Idaho site that the Bank purchased in June this year, the Bank has recently purchased land in Spirit Lake, Idaho and is currently in the design stage and otherwise preparing plans for branches in each of these communities. The Hayden branch will complement the Bank's current location in Coeur d'Alene, which is near the Kootenai Medical Center. The Spirit Lake branch will provide local banking services to 3,600 residents of that community and the surrounding area; currently, the nearest bank branch is in Rathdrum, 12 miles to the south. Mr. Fewel said that, in addition to providing growth opportunity for the Bank, the Spirit Lake expansion "... is exciting to us, given the positive feedback that we have already received from many residents of Spirit Lake who are delighted to have us locate in their community." Both the Hayden and Spirit Lake branches, pending regulatory approval, should open in the summer of 2007.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888